SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 22, 2006
RURAL CELLULAR CORPORATION

(Exact name of Registrant as Specified in its Charter)
Minnesota

(State or other Jurisdiction of Incorporation)

0-27416	41-1693295

(Commission File Number)	(IRS Employer Identification No.)

3905 Dakota Street S.W., Alexandria, Minnesota	56308

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code (320) 762-2000

Former Name or Former Address, if Changed Since Last Report
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
a. Amendment to Revolving Credit Facility.
Effective May 22, 2006, Rural Cellular Corporation (the “Company”) received approval from a majority of the banks who are lenders under the Company’s revolving credit facility dated March 25, 2004 to amend the agreement:
•	To exclude from the calculation of the interest coverage covenant cash dividends paid on the Company’s 11 3/8% Senior Exchangeable Preferred Stock, provided that no more than four such dividends may be excluded during any reference period (as defined),

•	To reduce the applicable margins used to determine interest rates under the facility; and

•	To reduce the minimum interest coverage ratio.
b. Approval of 2006 Omnibus Incentive Plan.
At the Company’s annual shareholders meeting on May 25, 2006, the shareholders approved a new incentive plan, which provides for awards to employees, directors, and third-party providers of the Company and its subsidiaries of various stock-based compensation and cash incentives.
A summary of the plan is contained in the Company’s Proxy Statement for the 2006 annual meeting, which was filed on April 20, 2006. A copy of the plan was included as an appendix to the proxy statement.
c. Grant of Awards under the Incentive Plan.
Following the annual meeting, the following awards were made to named executive officers and directors:
Richard P. Ekstrand, President and CEO – nonqualified stock options to purchase 36,136 shares of Class A Common Stock at $13.56 per share and restricted stock units for 24,090 shares of Class A Common Stock.
Wesley E. Schultz, Executive Vice President and Chief Financial Officer, and Ann K. Newhall, Executive Vice President and Chief Operating Officer – to each, nonqualified stock options to purchase 19,912 shares of Class A Common Stock at $13.56 per share and restricted stock units for 13,274 shares of Class A Common Stock.

Each option becomes exercisable over a five-year period, beginning in May 2007, and expires in May 2016. The restricted stock units will be earned based on the Company’s performance in 2006 and will vest on December 31, 2008, if the individual is still employed by the Company at that date.
Each of the nonemployee directors received an award of restricted stock for 2,863 shares of Class A Common Stock. This award will vest in one year and the shares will be delivered to the director six months after the end of his service on the board.
Item 1.02. Termination of a Material Definitive Agreement.
As a result of the adoption of the 2006 Omnibus Incentive Plan, the Company’s Management Incentive Plan is terminated, and no more awards will be made under the 1995 Stock Compensation Plan and the Stock Option Plan for Nonemployee Directors. These plans will terminate when all options currently outstanding expire or are exercised and all other awards are either earned or expire. Any shares of the Company’s Class A common stock not issued under the plans will be added to the total number of shares available under the new plan.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
b.	In May 2005, James V. Continenza and Jacques Leduc were elected to serve as board members by the holders of our senior exchangeable preferred stock. Under the terms of the certificate of designation for the senior exchangeable preferred stock, these directors would have been reelected at the Company’s annual meeting on May 25, 2006. Because no nominations or votes were submitted by holders of the senior exchangeable preferred stock, there was no election of directors by such holders at the annual meeting.

d.	On May 26, 2006, the board expanded the number of directors by two and appointed James V. Continenza and Jacques Leduc to fill the two vacancies thus created, both to serve as a Class I directors, for terms expiring in 2007.
•	Based upon information provided to the Company by the new directors, there is no arrangement or understanding between either of the new directors and any other persons pursuant to which the director was selected as a director.

•	The Company expects Jacques Leduc to serve on its audit committee and James V. Continenza to serve on its compensation committee.

•	Neither individual has engaged in any transactions with the Company required to be disclosed under Item 404 (a) of Regulation S-K.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits

10.1	2006 Omnibus Incentive Plan

99.1	Press release dated May 26, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RURAL CELLULAR CORPORATION

/s/ Richard P. Ekstrand

Richard P. Ekstrand
President and Chief Executive Officer
Date: May 26, 2006